Exhibit 10.1
Employment Agreement Extension
Effective Date: June 30, 2010
Agreement made among Reis Services, LLC, Reis, Inc. (collectively, the “Employers”) and Lloyd Lynford (“Employee”) to extend a certain Employment Agreement, dated as of October 11, 2006, as amended by the First Amendment to Employment Agreement, dated as of May 17, 2007, that certain Memo regarding Revision to Bonus Payout Schedule from Bill Sander, dated December 14, 2007, and the Employment Agreement Extension, dated as of May 30, 2010, by and between the parties (collectively, the “Employment Agreement”).
Revised Term
The term of the Employment Agreement expires on June 30, 2010. The parties are in the process of negotiating a new agreement (the “New Employment Agreement”) relating to Employee’s employment with Employer (although no such agreement is assured). In the interim, the parties wish to continue and extend the Employment Agreement. Therefore, Employers and Employee agree that the Employment Agreement shall be binding for an additional period of time, beginning with the expiration of the current term on June 30, 2010 and continuing through the earlier of July 31, 2010 or a date on which a New Employment Agreement is executed.
Revised Conditions
This extension shall be on the same terms and conditions as provided in the Employment Agreement and as if set forth in this Agreement. For the avoidance of doubt, all Annual Bonus obligations under the Employment Agreement terminated as of May 30, 2010.
Acknowledgement and Agreement
We have carefully reviewed this Agreement and acknowledge, agree to and accept all of its terms and conditions. We are executing this Agreement as of the Effective Date above.

Employers:			Employee:

REIS SERVICES, LLC

By:	/s/ Mark P. Cantaluppi		/s/ Lloyd Lynford

	Name:	Mark P. Cantaluppi	Lloyd Lynford
	Title:	Vice President, Chief Financial Officer

REIS, INC.

By:	/s/ Mark P. Cantaluppi

	Name:	Mark P. Cantaluppi
	Title:	Vice President, Chief Financial Officer